Exhibit 8

Domaines Barons de Rothschild (Lafite) SCA

33, rue de la Baume

75008 Paris

France

August 27, 2004

Board of Directors

The Chalone Wine Group, Ltd.

621 Airpark Road

Napa, CA 94558

Gentlemen:

We are writing on behalf of ourselves (“DBR”), as well as Constellation Brands, Inc. (“CBI”) and Huneeus Vintners LLC (“HVI”, and together with ourselves and CBI, the “Partners”), in reference to the offer letter sent to you on May 17, 2004 (the “Offer Letter”) proposing a business combination transaction to The Chalone Wine Group, Ltd. (the “Company”) and the letters dated June 30, July 31 and August 20, 2004 indicating extensions of that offer (the “Extension Letter,” the “Second Extension Letter,” and “Third Extension Letter,” respectively).

The Third Extension Letter stated that the proposal contained in the Offer Letter would remain open for your consideration until August 27, 2004. We hereby extend the duration of the proposal until September 3, 2004. The remaining terms of the Offer Letter remain in full force and effect.

Very truly yours, DOMAINES BARONS DE ROTHSCHILD (LAFITE) SCA

By:	/s/ Eric de Rothschild
Eric de Rothschild/Managing Director

SO ACKNOWLEDGED: CONSTELLATION BRANDS, INC.

By:	/s/ Thomas J. Mullin
Thomas J. Mullin, Executive Vice President and General Counsel

HUNEEUS VINTNERS LLC

By:	/s/ Agustin Huneeus
Agustin Huneeus, Manager